Exhibit 99.1

Contact
Debra DiMaria
Chief Financial Officer
(516) 535-3681
ddimaria@proginet.com

Proginet Announces Preliminary First-Quarter Financial Results

Garden City, N.Y.—November 14, 2007—Proginet Corporation [OTCBB: PRGF], developer of enterprise security software, today announced preliminary (unaudited) financial results for the first quarter of fiscal 2008, which ended October 31, 2007. Proginet expects that total revenues for the quarter will amount to approximately $2 million, compared to $1.9 million in the equivalent period last year. With operating expenses for the quarter amounting to $2.4 million, the Company expects to report a net loss of approximately $400,000. The Company's cash position remains strong, at approximately $3 million.

"Proginet has been busy executing according to its 2008 business plan, which calls for a major expansion in sales, marketing, and communications activities to help grow the business," stated Kevin M. Kelly, Proginet's President and CEO. "These initiatives are now fully underway and the substantial related expenses are reflected in our bottom-line numbers."

"We've retained a leading public relations agency focused on high-technology, we've attended several industry conferences, including the IT ChannelVision event, where Proginet generated many new channel partner opportunities and received the 'Best Channel Strategy Award', and we've engaged in new lead generation programs with a number of the industry's leading syndication services," he continued. "These are critical programs for the Company. From that perspective, the quarter represents the foundation for Proginet's long-term growth, and the linchpin for the success of fiscal 2008 overall. As I stated in our recent conference call, the primary metric for Proginet's performance is the full year's performance, with less emphasis on quarterly results in isolation."

"Kevin's statement echoes many of the things outlined in our recent conference call when we reviewed the 2008 business plan," commented Debra DiMaria, Proginet's Chief Financial Officer. "Operating expenses for the quarter are up almost 20% over last year, and will remain higher as we execute according to the business plan. What also impacted our numbers this quarter was that we were unable to close any large deals, which our sales team attribute to the longer sales cycles typical of larger deals. Additionally, we've established a large reserve for a sale recorded in Q4 of 2007, but not yet collected on," she concluded.

"On a final note, I would like to clarify something important but unrelated," stated Kevin M. Kelly. "Proginet will continue with the expansion of its sales and sales-support teams in the year ahead, just as we have done in Q1. This is contrary to an inaccurate article that appeared last week on a UK technology Web site. Proginet would like to confirm that it is wholly committed to its direct sales strategy, and that it is, in fact, actively seeking to expand its direct sales team. In parallel, we will continue pursuing our channel partner initiatives so that we can better leverage opportunities in the channel, where we believe we can achieve targeted success in specific vertical and geographic markets."

Proginet points out that all estimates are preliminary, and that differences may arise between estimates and actual results, which will be available when the Company and its auditors complete their review of the Company's results for the first quarter of fiscal 2008. The Company will report first quarter 2008 financial results on November 20, 2007, with an investor conference call scheduled for the same day (full details below).

Investor Conference Call
Proginet will hold an informational investor conference call on Tuesday, November 20, 2007 at 4:00 p.m. EST to provide investor updates and answer questions. To listen or participate, investors may call in at the numbers below immediately prior to the event (you will need all of the following information).

Toll-free Number: 1 (888) 889-4951
Toll Number: 1 (210) 839-8500
Leader: Kevin M. Kelly
Passcode: Proginet

REMINDER: Annual General Meeting (AGM)
Proginet's Annual General Meeting (AGM) will be held at 10 a.m. Eastern Time on Friday, November 30th, 2007, at the Company's corporate headquarters at 200 Garden City Plaza, Garden City, N.Y. 11530. Shareholders of record at the close of business on October 3, 2007 were formally notified of the meeting by mail during the week of November 5, 2007.

All shareholders are encouraged to vote their shares by proxy card, which will be mailed with the Proxy Statement and 2007 10-KSB, or to attend in person to vote their shares.

To participate in the AGM, shareholders should call in at the numbers below immediately prior to the event (you will need all of the following information):

Toll-free Number: 1 (800) 475-0212
Toll Number: 1 (210) 234-0001
Leader: John C. Daily
Passcode: Proginet

The principal functions of the Annual General Meeting will be to:
•	Vote on the election of the Board of Directors, approval of auditors, and other matters that may be on the proxy ballot
•	Report the results of the proxy voting

#      #      #      #      #     #     #

To receive press releases and other corporate communications directly from Proginet, please e-mail investor@proginet.com or call (516) 535-3600.

About Proginet Corporation
Proginet is a developer of enterprise security software. Throughout its 20-year history, the Company has earned a solid reputation for its multi-platform expertise and dedication to customer service. Its products, including CyberFusion Integration Suite (CFI)™, SecurForce™, SecurPass®, and SecurAccess™, support all major computing platforms, from PCs to mainframes. Proginet’s global customer base spans more than 23 countries and includes many Fortune 500 companies. The Company is headquartered in Garden City, NY, has offices in Toronto, Canada, and is publicly traded under the symbol [OTCBB: PRGF]. Visit the Company online at www.proginet.com.

Disclaimer
This press release may contain forward-looking information within the meaning of Section 29A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and is subject to the safe harbors under those sections. In some cases, you can identify forward-looking statements by terminology such as "expect," "believe," "may," "will," "plans" and "anticipate," or the negative of such terms or comparable terminology. Forward-looking statements appearing herein include statements concerning operating and profitability plans and goals and are based on current expectations.

The matters discussed in this press release also involve risks and uncertainties described from time to time in documents filed with the Securities and Exchange Commission, including but not limited to Form 10-KSBs, Form 10-QSBs, Form SB2's and Form 8-Ks (www.sec.gov).